As filed with the Securities and Exchange Commission on May 11, 2011

Registration No. 333-161833

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALBERTO-CULVER COMPANY

(Exact name of registrant as specified in its charter)

Delaware	20-5196741
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2525 Armitage Avenue

Melrose Park, Illinois 60161

(708) 450-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary P. Schmidt

Senior Vice President, General Counsel and Secretary

Alberto-Culver Company

2525 Armitage Avenue

Melrose Park, Illinois 60160

(708) 450-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1, filed by Alberto-Culver Company, a Delaware corporation (the “Company”), relates to the Company’s Registration Statement on Form S-3 (File No. 333-161833) (the “Registration Statement”), and deregisters all of the Company’s Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants to Purchase Common Stock or Preferred Stock and Warrants to Purchase Debt Securities, in each case as defined in the Registration Statement, that had been registered on the Registration Statement but that remain unsold as of the date hereof.

On May 10, 2011, pursuant to the Agreement and Plan of Merger, dated as of September 27, 2010, among Unilever N.V., a Netherlands corporation, solely with respect to Section 5.10 thereof, Unilever PLC, a company incorporated under the laws of and registered in England, solely with respect to Section 5.10 thereof, Conopco, Inc., a New York corporation (“Parent”), ACE Merger, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, as amended by Amendment No. 1, dated as of November 29, 2010 (the “Merger Agreement”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent.

In connection with the transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by the Company in the Registration Statement, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melrose Park, State of Illinois, on May 10, 2011.

ALBERTO-CULVER COMPANY

By:	/s/ David Schwartz
David Schwartz
Vice President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Paul McMahon Paul McMahon	Director	May 10, 2011

/s/ David Schwartz David Schwartz	Director	May 10, 2011

/s/ Ronald M. Soiefer Ronald M. Soiefer	Director	May 10, 2011

/s/ Ralph J. Nicoletti Ralph J. Nicoletti	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 10, 2011

/s/ V. James Marino V. James Marino	President and Chief Executive Officer (Principal Executive Officer)	May 10, 2011